Exhibit 99

General Electric Company

Financial Measures That Supplement Generally Accepted Accounting Principles

We sometimes use information derived from consolidated financial information but not presented in our financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Certain of these data are considered “non-GAAP financial measures” under the U.S. Securities and Exchange Commission rules. Specifically, we have referred to:

•	organic revenue growth in the first quarter of 2007

•	delinquency rates on certain financing receivables of the Commercial Finance and GE Money segments

The reasons we use these non-GAAP financial measures and their reconciliation to their most directly comparable GAAP financial measures follow.

Organic Revenue Growth

	Three months ended March 31
(In millions)	2007	2006	% change

GE consolidated revenues as reported	$40,195	$38,029	6%
Less the effects of
Acquisitions, business dispositions (other than dispositions of businesses acquired for investment) and currency
exchange rates	2,159	1,761
The 2006 Olympics broadcasts	-	684
The GECS commercial paper interest rate swap adjustment	-	208
GE consolidated revenues excluding the effects of acquisitions, business dispositions (other than dispositions of businesses acquired for investment), currency exchange rates, the
2006 Olympics broadcasts and the GECS commercial
paper interest rate swap adjustment (organic revenues)	$38,036	$35,376	8%

We believe that meaningful analysis of our financial performance requires an understanding of the factors underlying that performance and our judgments about the likelihood that particular factors will repeat. In some cases, short-term patterns and long-term trends may be obscured by large factors or events. For example, events or trends in a particular segment may be so significant as to obscure patterns and trends of our industrial or financial services businesses in total. For this reason, we believe that investors may find it useful to see our first quarter 2007 revenue growth without the effects of acquisitions, business dispositions and currency exchange rates, and without the effects of the 2006 Olympics broadcasts and the GECS commercial paper interest rate swap adjustment.

(1)

Delinquency Rates on Certain Financing Receivables

Commercial Finance

	At
	3/31/07	(a)	12/31/06	3/31/06

Managed	1.26%		1.22%	1.31%
Off-book	0.69		0.52	0.61
On-book	1.41		1.42	1.60

GE Money

	At
	3/31/07	(a)	12/31/06	3/31/06

Managed	5.48%		5.05%	5.14%
Managed (excluding WMC)	5.15		5.15	5.25
Off-book	5.05		5.49	5.24
On-book	5.53		5.01	5.13

(a)	Subject to update.

We believe that delinquency rates on managed financing receivables provide a useful perspective of our portfolio quality and are key indicators of financial performance. Further, investors use such information, including the results of both the on-book and securitized portfolios, which are relevant to our overall performance.

(2)